Exhibit 35.1

MIDLAND LOAN SERVICES

ANNUAL STATEMENT OF COMPLIANCE

of

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, the undersigned, Timothy Steward, as Senior Vice President of Midland Loan Services, a division of PNC Bank, National Association, hereby certifies, subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1.

A review of the Servicer’s activities during the calendar year 2019 (the “Reporting Period”) and of its performance under the applicable Servicing Agreement has been made under the undersigned officer’s supervision; and

2.

To the best of the undersigned officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period except for the following material instance of noncompliance with Regulation AB servicing criteria 1122(d)(3)(i)(A), which is applicable to all transactions serviced on the Enterprise!® Loan Management System during the year ended December 31, 2019, as follows:

“1122(d)(3)(i) – Reports to investors, including those to be filed with the

Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements.”

Dated: February 21, 2020

Midland Loan Services, a division of
PNC Bank, National Association

Timothy Steward
Senior Vice President

Member of The PNC Financial Services Group

10851 Mastin Boulevard Overland Park, Kansas 66210
800-327-8083

www.pnc.com/midland

Schedule I

Citibank, N.A.

Series Number	Midland Role

Certificate Administrator      Citigroup Commercial Mortgage Securities Inc.

Master and Special Servicer on the Cross Point loan under the UBS 2018-C8 PSA.

Primary Servicer on the Extra Space Self Storage Portfolio under the MS 2017-HR2 PSA.

Master and Special Servicer on the Cross Point loan under the Benchmark 2018-B3 PSA.

Series 2018-B2	Master Servicer

Certificate Administrator      Citigroup Commercial Mortgage Securities Inc.

Special Servicer on the 90 Hudson loan under the BMARK 2018-B1 PSA.

Master Servicer on the SoCal Portfolio under the CGCMT 2018-B2 PSA.

Master and Special Servicer on the 312 West 36th St loan under the COMM 2018-COR3 PSA.

Series 2018-B3	Master and Special Servicer